                                                               EXHIBIT 10.2

                                 AMENDED AND RESTATED
                                EMPLOYMENT AGREEMENT


    THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") by and between U.S. Office Products Company, a Delaware corporation (the "Company"), and Michael J. Barnell ("Employee") is hereby entered into and effective as of the 1st day of August, 1997. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company (including any affiliates thereof) and Employee.

                                      RECITALS


    Employee previously entered into an Employment Agreement with the Company and American Loose Leaf/Business Products, Inc. ("ALL"), a wholly owned subsidiary of the Company, dated as of August 9, 1996 (the "Original Agreement").

    Employee, the Company and ALL desire to amend the Original Agreement in certain respects.

    Employee has agreed to transfer his employment to the Company pursuant to an assignment of the Agreement to the Company. The Company desires to employ Employee and to have the benefit of his skills and services, and Employee desires to have his employment transferred to the Company, on the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein, and the performance of each, the parties hereto, intending legally to be bound, hereby agree as follows:

                                      AGREEMENTS

     1. Employment; Term. As of August 1, 1997, the Company hereby employs Employee to perform the duties described herein, and Employee hereby accepts employment with the Company. The term of Employee's employment with the Company shall be equal to the time remaining on the term of Employee's original employment with ALL pursuant to the Original Agreement (i.e., through August 9, 2001) (the "Term"). The Agreement may be terminated prior to the end of the Term in the manner provided for in Section 6 hereof.

     2. Position and Duties. The Company hereby employs Employee as President of its North American Office Products Group. Employee shall have such responsibilities, duties and authority as are delegated to him from time to time by the Chief Operating Officer of the Company and/or the Board of Directors of the Company (the "Board"). Employee will report directly to the Chief Operating Officer of the Company.

    3. Compensation. For all services rendered by Employee, the Company shall compensate Employee as follows:

         (a) Base Salary. Effective on the date hereof, the base salary payable to Employee shall be $300,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures, but not less than monthly. On at least an annual basis, the Company's Chief Operating


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Officer and/or the Board will review Employee's performance and may make increases to such base salary if, in its sole discretion, any such increase is warranted.

         (b) Incentive Bonus. Employee will be eligible to receive a performance-based incentive bonus in each fiscal year during the Term, based upon the achievement of the criteria specified in the Company's Incentive Bonus Program, as may be modified or amended from time to time. These criteria will be subject to annual revision, to take account of the Company's growth, the results of the budgeting process for each fiscal year, and other relevant
factors.   The incentive bonus, if earned, will be payable in the form of cash, stock options, or other non-cash awards (or any combination of the foregoing), in such proportions, and in such forms, as are determined by the Board of Directors of the Company or a compensation committee thereof. The Board of Directors of the Company, or a compensation committee thereof, will retain complete and final discretion over the terms of the Incentive Bonus Program, as well as the terms of any and all bonus awards under the Program. If the Incentive Bonus Program is terminated for any reason, the Company will implement a reasonable alternative incentive bonus arrangement for Employee. Notwithstanding the foregoing, with respect to the first fiscal year of the Term, Employee shall be entitled to receive incentive compensation of no less than $50,000.

         (c) Perquisites, Benefits, and Other Compensation. During the Term, Employee shall be entitled to receive such perquisites and benefits as are offered by the Company to senior executive officers of the Company, subject to such changes, additions, or deletions as the Company may make generally from time to time, as well as such other perquisites or benefits as may be specified from time to time by the Board.

    4.   Expense Reimbursement.   The Company shall reimburse Employee for (or,
at the Company's option, pay) all business travel and other out-of-pocket expenses reasonably incurred by Employee in the performance of his services hereunder during the Term. All reimbursable expenses shall be appropriately documented in reasonable detail by Employee upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy, as well as applicable federal and state tax record keeping requirements.

    5. Place of Performance. Employee shall carry out his duties and responsibilities hereunder principally in and from Washington, DC. Employee understands that he may be requested by the Board to relocate from his present residence to another geographic location in order to more efficiently carry out his duties and responsibilities under this Agreement or as part of a promotion or a change in duties and responsibilities. In such event, if Employee agrees to relocate, the Board will provide Employee with a relocation allowance, in an amount determined by the Board, to cover the reasonable costs of moving himself, his immediate family, and their personal property and effects. Relocation costs may include, by way of example, but are not limited to, pre-move visits to search for new residence, to investigate schools or for other purposes; temporary lodging and living costs prior to moving into a new permanent residence; duplicate home carrying costs; all closing costs on the sale of Employee's present residence and on the purchase of a comparable residence in the new location; and added income taxes that Employee may incur if any relocation costs are not deductible for tax purposes. The general intent of the foregoing is that Employee shall not personally bear any reasonable out-of pocket cost as a result of the relocation, with an understanding that Employee will use his best efforts to incur only those costs which are reasonable and necessary to effect a smooth, efficient and orderly relocation with minimal disruption to the business affairs of the Company and the personal life of Employee and his family. Notwithstanding the foregoing, if Employee is requested by the Board to relocate and Employee refuses, such refusal shall not constitute "cause" for termination of this Agreement under the terms of Section 6(c) and, in the event Employee is terminated for such refusal, Employee shall


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be entitled to receive all payments under this Agreement as if he were terminated by the Company without cause. The total amount and type of costs to be covered shall be determined by the Board, in light of prevailing Company policy at the time.

    6. Termination; Rights on Termination. Employee's employment may be terminated in any one of the followings ways, prior to the expiration of the
Term:

         (a) Death. The death of Employee shall immediately terminate the Term, and no severance compensation shall be owed to Employee's estate.

         (b) Disability. If, as a result of incapacity due to physical or mental illness or injury, Employee shall have been unable to perform the material duties of his position on a full-time basis for a period of four (4) consecutive months, or for a total of four (4) months in any six-month period, then 30 days after written notice to the Employee (which notice may be given before or after the end of the aforementioned periods, but which shall not be effective earlier than the last day of the applicable period), the Company may terminate Employee's employment hereunder if Employee is unable to resume his full-time duties at the conclusion of such notice period. Also, Employee may terminate his employment hereunder if his health should become impaired to the extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Employee shall have furnished the Company with a written statement from a qualified doctor to such effect and provided further, that, at the Company's request made within 30 days from the date of such written statement, Employee shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Employee or Employee's doctor and such doctor shall have concurred in the conclusion of Employee's doctor. Subject to Section 6(h) below, if Employee's employment is terminated as a result of Employee's disability, the Company shall continue to pay Employee his base salary at the then-current rate for the lesser of (i) six
(6) months from the effective date of termination, or (ii) whatever time period is remaining under the Term. Such payments shall be made in accordance with the Company's regular payroll cycle.

         (c) Termination by the Company "For Cause." The Company may terminate the Term ten (10) days after written notice to Employee "for cause," which shall be: (i) Employee's material breach of this Agreement, which breach is not cured within ten (10) days of receipt by Employee of written notice from the Company specifying the breach; (ii) Employee's gross negligence in the performance of his duties hereunder, intentional nonperformance or mis-performance of such duties, or refusal to abide by or comply with the directives of the Board, his superior officers, or the Company's policies and procedures, which actions continue for a period of at least ten (10) days after receipt by Employee of written notice of the need to cure or cease; (iii) Employee's willful dishonesty, fraud, or misconduct with respect to the business or affairs of the Company or USOP, and that in the reasonable judgment of the Company or USOP materially and adversely affects the operations or reputation of the Company or USOP; (iv) Employee's conviction of a felony or other crime involving moral turpitude; or (v) Employee's abuse of alcohol or drugs (legal or illegal) that, in the Company's reasonable judgment, materially impairs Employee's ability to perform his duties hereunder. In the event of a termination "for cause," as enumerated above, Employee shall have no right to any severance compensation.

         (d) Without Cause. At any time after the commencement of employment, the Company may, without cause, terminate the Term and Employee's employment, effective thirty (30) days after written notice is provided to the Employee. Should Employee be terminated by the Company without cause, subject to Section 6(h) below, Employee shall receive from the Company the base salary at the rate then in effect for the longer of (i) six (6) months from the date of termination, or (ii) whatever

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time period is remaining under the Term.  Such payments shall be made in accordance with the Company's regular payroll cycle.

         (e)   Change in Control of the Company.  Refer to Section 20 below.

         (f) Termination by Employee for Good Reason. Employee may terminate his employment hereunder for "Good Reason". As used herein, "Good Reason" shall mean the continuance, after ten (10) days' prior written notice by Employee to the Company, specifying the basis for such Employee's having Good Reason to terminate this Agreement, any material breach of this Agreement by the Company, including the failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement. If Employee resigns or otherwise terminates his employment for any reason other than Good Reason as defined in Section 6(f), Employee shall receive no severance compensation. If Employee resigns for Good Reason, Employee shall be entitled to severance as if he had been terminated without cause.

         (g) Payment Through Termination. Upon termination of Employee's employment for any reason provided above, Employee shall be entitled to receive all compensation earned and all benefits and reimbursements (including payments for accrued vacation and sick leave, in each case in accordance with applicable policies of the Company) due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Employee only to the extent and in the manner expressly provided above in this Section 6. With respect to incentive bonus compensation, Employee shall be entitled to receive any bonus declared but not paid prior to termination. In addition, in the event of a termination by the Company under
Section 6(b), 6(d), or 6(f), Employee shall be entitled to receive incentive bonus compensation through the end of the Company's fiscal year in which termination occurs, calculated as if Employee had remained employed by the Company through the end of such fiscal year, and paid in such amounts, at such times, and in such forms as are determined pursuant to Section 3(b) above and Exhibit A attached hereto. Except as specified in the preceding two sentences, Employee shall not be entitled to receive any incentive bonus compensation after the effective date of termination of his employment. All other rights and obligations of the Company and Employee under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under
Section 11 below and Employee's obligations under Sections 7, 8, 9 and 10 below shall survive such termination in accordance with their terms.

         (h) Right to Offset. In the event of any termination of Employee's employment under this Agreement, the Employee shall have no obligation to seek other employment; provided, that in the event that (1) Employee secures new employment or any consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6 and which Employee did not have at the time of such termination, or (2) Employee secures increased compensation under any other employment, consulting or other similar arrangement during the period that any payment is continuing pursuant to the provisions of this Section 6, the Company shall have the right to reduce the amounts to be paid hereunder by the amount of Employee's earnings or increased earnings, as the case may be, from such other employment, consulting or other arrangement.

    7.   Restriction on Competition.

         (a) During the Term, and thereafter, if Employee continues to be employed by the Company and/or any other entity owned by or affiliated with the Company on an "at will" basis, for the duration of such period, and thereafter for the Restricted Period (defined below), Employee shall not,


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directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation, business, group, or other entity (each, a "Person"):

              (i) engage, as an officer, director, shareholder, owner, partner, member, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor, or sales representative, in any business selling any products or services in direct competition with the Company, within 100 miles of any location where the Company conducts business (the "Territory");

              (ii) call upon any Person who is, at that time, within the Territory, an employee of the Company for the purpose or with the intent of enticing such employee away from or out of the employ of the Company;

              (iii) call upon any Person who or that is, at that time, or has been, within one year prior to that time, a customer of the Company within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company within the Territory; or

              (iv) on Employee's own behalf or on behalf of any competitor, call upon any Person as a prospective acquisition candidate who or that, during Employee's employment by the Company was, to Employee's knowledge, either called upon by the Company as a prospective acquisition candidate or was the subject of an acquisition analysis conducted by the Company. Employee, to the extent lacking the knowledge described in the preceding sentence, shall immediately cease all contact with any prospective acquisition candidate upon being informed that the Company had called upon such candidate or made an acquisition analysis thereof.

         (b) The foregoing covenants shall not be deemed to prohibit Employee from acquiring as an investment not more than one percent (1%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or through the automated quotation system of a registered securities association.

         (c) It is further agreed that, in the event that Employee shall cease to be employed by the Company and enters into a business or pursues other activities that, at such time, are not in competition with the Company, Employee shall not be chargeable with a violation of this Section 7 if the Company subsequently enters the same (or a similar) competitive business or activity or commences competitive operations within 100 miles of the Employee's new business or activities. In addition, if Employee has no actual knowledge that his actions violate the terms of this Section 7, Employee shall not be deemed to have breached the restrictive covenants contained herein if, promptly after being notified by the Company of such breach, Employee ceases the prohibited actions.

         (d) For the purposes of this Section 7, references to "the Company" shall mean U.S. Office Products Company, together with its subsidiaries and affiliates.

         (e) The covenants in this Section 7 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Section 7 relating to the time period or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction to exceed the maximum time period or geographic area, as applicable, that such court deems reasonable and enforceable, said time period or geographic area shall be deemed to be, and thereafter shall become, the maximum time period or largest geographic area that such court deems reasonable and enforceable and this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

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         (f)  All of the covenants in this Section 7 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants; provided, that upon the termination of Employee's employment by Employee for Good Reason pursuant to
Section 6(f) hereof, the Employee may, upon 30 days' prior written notice to the Company, waive his right to receive any additional compensation pursuant to this Agreement and engage in any activity prohibited by the covenants of this Section
7. It is specifically agreed that the Restricted Period defined in this Section 7, during which the agreements and covenants of Employee made in this Section 7 shall be effective, shall be computed by excluding from such computation any time during which Employee is in violation of any provision of this Section 7.

         (g) If the time period specified by this Section 7 shall be reduced by law or court decision, then, notwithstanding the provisions of Section 6 above, Employee shall be entitled to receive from the Company his base salary at the rate then in effect solely for the longer of (i) the time period during which the provisions of this Section 7 shall be enforceable under the provisions of such applicable law, or (ii) the time period during which Employee is not engaging in any competitive activity, but in no event longer than the applicable period provided in Section 6 above.

         (h)  Employee has carefully read and considered the provisions of this
Section 7 and, having done so, agrees that the restrictive covenants in this
Section 7 impose a fair and reasonable restraint on Employee and are reasonably required to protect the interests of the Company and its officers, directors, employees, and stockholders. It is further agreed that the Company and Employee intend that such covenants be construed and enforced in accordance with the changing activities, business, and locations of the Company throughout the term of these covenants.

         (i)  As used herein, the "Restricted Period" shall mean:

              (A)  in the case of the expiration of the Term pursuant to
Section 1, for the period during which Employee is receiving any severance pay from the Company, plus one year;

              (B) in the case of the termination of Employee's employment by the Company "for cause" pursuant to Section 6(c), or the resignation or other termination of Employee's employment by Employee (other than for Good Reason), for a period equal to the longer of two (2) years after such termination or resignation or the period during which Employee is receiving any severance pay from the Company;

              (C) in the case of a termination of Employee's employment by the Company for Employee's disability pursuant to Section 6(b), the period during which Employee is receiving any severance pay from the Company, plus one year; and

              (D) in the case of a termination of Employee's employment (1) by the Company without cause pursuant to Section 6(d) or by the Employee for Good Reason pursuant to Section 6(f), or (2) due to a "change of control" pursuant to
Section 20(a), for a period equal to the longer of eighteen (18) months after such expiration or the period during which Employee is receiving any severance pay from the Company, subject to the provisions of Section 7(f) in the event of a termination by Employee for Good Reason.

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    8.   Confidential Information.  Employee hereby agrees to hold in strict confidence and not to disclose to any third party any of the valuable, confidential, and proprietary business, financial, technical, economic, sales, and/or other types of proprietary business information relating to the Company (including all trade secrets), in whatever form, whether oral, written, or electronic (collectively, the "Confidential Information"), to which Employee has, or is given (or has had or been given), access as a result of his employment by the Company. It is agreed that the Confidential Information is confidential and proprietary to the Company because such Confidential Information encompasses technical know-how, trade secrets, or technical, financial, organizational, sales, or other valuable aspects of the Company's business and trade, including, without limitation, technologies, products, processes, plans, clients, personnel, operations, and business activities. This restriction shall not apply to any Confidential Information that (a) becomes known generally to the public through no fault of the Employee; (b) is required by applicable law, legal process, or any order or mandate of a court or other governmental authority to be disclosed; or (c) is reasonably believed by Employee, based upon the advice of legal counsel, to be required to be disclosed in defense of a lawsuit or other legal or administrative action brought against Employee; provided, that in the case of clauses (b) or (c), Employee shall give the Company reasonable advance written notice of the Confidential Information intended to be disclosed and the reasons and circumstances surrounding such disclosure, in order to permit the Company to seek a protective order or other appropriate request for confidential treatment of the applicable Confidential Information.

    9. Inventions. Employee shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, that are conceived or made by Employee, solely or jointly with another, during the period of employment or within one year thereafter, and that are directly related to the business or activities of the Company and that Employee conceives as a result of his employment by the Company, regardless of whether or not such ideas, inventions, or improvements qualify as "works for hire." Employee hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments, or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

    10. Return of Company Property. Promptly upon termination of Employee's employment by the Company for any reason or no reason, Employee or Employee's personal representative shall return to the Company (a) all Confidential Information; (b) all other records, designs, patents, business plans, financial statements, manuals, memoranda, lists, correspondence, reports, records, charts, advertising materials, and other data or property delivered to or compiled by Employee by or on behalf of the Company or its representatives, vendors, or customers that pertain to the business of the Company, whether in paper, electronic, or other form; and (c) all keys, credit cards, vehicles, and other property of the Company. Employee shall not retain or cause to be retained any copies of the foregoing. Employee hereby agrees that all of the foregoing shall be and remain the property of the Company, and be subject at all times to their discretion and control.

    11. Indemnification. In the event Employee is made a party to any threatened or pending action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by the Company against Employee, and excluding any action by Employee against the Company), by reason of the fact that he is or was performing services under this Agreement or as an agent, representative, employee, officer or director of the Company, then, to the fullest extent permitted by applicable law, the Company shall indemnify Employee against all expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement, as actually and reasonably incurred


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by Employee in connection therewith.  Such indemnification shall continue as to Employee even if he has ceased to be an employee, officer, or director of the Company and shall inure to the benefit of his heirs and estate. The Company shall advance to Employee all reasonable costs and expenses directly related to the defense of such action, suit, or proceeding within 20 days after written request therefor by Employee to the Company, provided, that such request shall include a written undertaking by Employee, in a form acceptable to the Company, to repay such advances if it shall ultimately be determined that Employee is or was not entitled to be indemnified by the Company against such costs and expenses. In the event that both Employee and the Company are made a party to the same third-party action, complaint, suit, or proceeding, the Company will engage competent legal representation, and Employee agrees to use the same representation; provided, that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Employee, Employee may engage separate counsel and the Company shall pay all reasonable attorneys' fees of such separate counsel. The provisions of this Section 11 are in addition to, and not in derogation of, the indemnification provisions of the Company's By-laws. The foregoing indemnification also shall be applicable to Employee in his capacity as an agent, representative, employee, officer or director, of any subsidiary of the Company, or any other entity, but in each case only to the extent that Employee is serving at the request of the Board or the Board of Directors of the Company.

    12. No Prior Agreements. Employee hereby represents and warrants to the Company that the execution of this Agreement by Employee, his employment by the Company, and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client, or any other Person. Further, Employee agrees to indemnify and hold harmless the Company and its officers, directors, and representatives for any claim, including, but not limited to, reasonable attorneys' fees and expenses of investigation, of any such third party that such third party may now have or may hereafter come to have against the Company or such other persons, based upon or arising out of any non-competition agreement, invention, secrecy, or other agreement between Employee and such third party that was in existence as of the date of this Agreement. To the extent that Employee had any oral or written employment agreement or understanding with the Company, this Agreement shall automatically supersede such agreement or understanding, and upon execution of this Agreement by Employee and the Company, such prior agreement or understanding automatically shall be deemed to have been terminated and shall be null and void.

    13. Assignment; Binding Effect. Employee understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience, and skills. Employee agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. This Agreement may not be assigned or transferred by the Company without the prior written consent of Employee. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns. Notwithstanding the foregoing, if Employee accepts employment with a subsidiary or affiliate of the Company, unless Employee and his new employer agree otherwise in writing, this Agreement shall automatically be deemed to have been assigned to such new employer (which shall thereafter be an additional or substitute beneficiary of the covenants contained herein, as appropriate), with the consent of Employee, such assignment shall be considered a condition of employment by such new employer, and references to the "Company" in this Agreement shall be deemed to refer to such new employer.

    14. Complete Agreement; Waiver; Amendment. This Agreement is not a promise of future employment. Employee has no oral representations, understandings, or agreements with the Company or any of its officers, directors, or representatives covering the same subject matter as this

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Agreement.  This Agreement is the final, complete, and exclusive statement and expression of the agreement between the Company and Employee with respect to the subject matter hereof, and cannot be varied, contradicted, or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Employee, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such term.

    15. Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

    To the Company:     U.S. Office Products Company
                        1025 Thomas Jefferson Street, N.W.
                        Suite 600E
                        Washington, D.C. 20007
                        Attn:  Mark D. Director, Esq.
                        (Telefax:  (202) 339-6733)

    To Employee:        Michael J. Barnell



Notice shall be deemed given and effective three days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or, if sent by express delivery, hand delivery, or facsimile, when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this
Section 15.

    16. Severability; Headings. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. This severability provision shall be in addition to, and not in place of, the provisions of Section 7(e) above. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

    17. Equitable Remedy. Because of the difficulty of measuring economic losses to the Company as a result of a breach of the restrictive covenants set forth in Sections 7, 8, 9 and 10, and because of the immediate and irreparable damage that would be caused to the Company for which monetary damages would not be a sufficient remedy, it is hereby agreed that in addition to all other remedies that may be available to the Company at law or in equity, the Company shall be entitled to specific performance and any injunctive or other equitable relief as a remedy for any breach or threatened breach of the aforementioned restrictive covenants.

    18. Arbitration. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company. Each party shall bear its own counsel fees. The arbitration proceeding shall be held in the city where the Company is located. Notwithstanding the foregoing, the Company and/or


                                      9
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USOP shall be entitled to seek injunctive or other equitable relief, as contemplated by Section 17 above, from any court of competent jurisdiction, without the need to resort to arbitration.

    19. Governing Law. This Agreement shall in all respects be construed according to the laws of Delaware, without regard to its conflict of laws principles.

    20.  Change in Control.

         (a) (i) Unless he elects to terminate this Agreement pursuant to paragraph (c) below, Employee understands and acknowledges that the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder.

              (ii) In the event of a Change in Control, Employee may, at his sole discretion, elect to terminate this Agreement by proving written notice to the Company not more than five (5) business days after the closing of the transaction giving rise to the Change in Control. In such case the applicable provisions of Section 6(d) will apply as though the Company had terminated this Agreement without cause; however, under such circumstances, Employee shall be entitled to continue to receive his base salary at the rate then in effect for whatever time period is remaining under the Term of this Agreement or for six months, whichever amount is greater, payable over the term of such payment and the non-competition provisions of Section 7 shall apply for the Restricted Period as defined with respect to this Section 20(a).

         (b) In the event of a Change in Control, Employee will be given sufficient time and opportunity to elect whether to exercise all or any of his vested options, if any, to purchase Company Common Stock, including any options with accelerated vesting under the provisions of the Company's Stock Option Plan, such that he may convert the options to shares of Company Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

         (c)  A "Change in Control" shall be deemed to have occurred if:

              (i) any Person, other than an affiliate or employee benefit plan of the Company, acquires, directly or indirectly, the beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total power of all of the then-outstanding voting securities of the Company;

              (ii) the individuals (A) who, as of the closing date of the Company's initial public offering, constitute the Board of Directors of the Company (the "Original Directors") or (B) who thereafter are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of Directors of the Company was approved by a vote of at least a majority of the Original Directors then still in office (such directors becoming "Additional Original Directors") immediately following their election) or (C) who are elected to the Board of Directors of the Company and whose election, or nomination for election, to the Board of Directors of the Company was approved by a vote of at least a majority of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election) (such individuals being in "Continuing Directors"), cease for any reason to constitute a majority of the members of the Board of Directors of the Company.

              (iii) the stockholders of the Company shall approve a merger, consolidation, recapitalization, or reorganization of the Company, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not ought or obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least 75% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

              (iv) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or a substantial portion of the Company's assets (i.e., 50% or more of the total assets of the Company).

         (c) Employee must be notified in writing by the Company at any time that the Company or any member of the Board of Directors anticipates that a Change of Control may take place.

         (d) Employee shall be reimbursed by the Company or its successor or any excise taxes that Employee incurs under Section 4999 of the Internal Revenue Code of 1986, as amended, as a result of any Change in Control. Such amount will be due and payable by the Company or its successors withing 10 days after Employee delivers a written request for reimbursement accompanied by a copy of his tax return(s) showing the excise tax actually incurred by Employee.


    IN WITNESS WHEREOF, the parties hereto have cause this Amended and Restated Employment Agreement to be duly executed as of the date first written above.

                             U.S. OFFICE PRODUCTS COMPANY


                             By:  /s/ Thomas I. Morgan
                                  -----------------------------------
                                  Name:     Thomas I. Morgan
                                  Title:    Chief Operating Officer

EMPLOYEE:



/s/ Michael J. Barnell